Exhibit 99.1

ANADIGICS Announces Public Offering of Common Stock

WARREN, N.J., February 28, 2007—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, announced today that it has filed a preliminary prospectus supplement with the U.S. Securities and Exchange Commission relating to an underwritten public offering of 6,700,000 shares of its common stock under an effective shelf registration statement. The underwriters will have an option to purchase up to an additional 1,004,000 shares from the Company to cover overallotments, if any. The Company intends to use the net proceeds from the offering for general corporate purposes, including capital expenditures.

Credit Suisse will act as the lead manager for the offering. Copies of the preliminary prospectus supplement and accompanying prospectus with respect to the offering may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: 212.325.2580) or by faxing requests to 212.325.8057.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006.